Exhibit 23.3	Consent of Chapman Petroleum Engineering Ltd.

We have issued our report dated January 10, 2006, and entitled "Evaluation of Resource Potential, East Wadi Araba Concession, Offshore Gulf of Suez, Egypt, Owned by Mogul Energy International Inc., December 1, 2005" and referenced in Mogul Energy International, Inc.'s amended Form SB-2 Registration Statement filed by Mogul Energy International, Inc. on or about March 27, 2007.

We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Independent Petroleum Engineers”.

Yours very truly,

Chapman Petroleum Engineering Ltd.

/s/ C.W. Chapman, P.Eng

C.W. Chapman, P. Eng.
President

March 27, 2007